Exhibit 99.3
CONSENT OF EVERCORE GROUP, L.L.C.

October 25, 2018

The Board of Directors
FCB Financial Holdings, Inc. 2500 Weston Road, Suite 300
Weston, Florida 33331

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 23, 2018, to the Board of Directors of FCB Financial Holdings, Inc. (the “Company”) as Annex D to, and reference thereto under the captions “SUMMARY – Opinions of FCB’s Financial Advisors”, “THE MERGER - Background of the Merger”, “THE MERGER - Recommendation of the FCB Board of Directors and Reasons for the Merger” and “THE MERGER - Opinions of FCB’s Financial Advisors” in, the joint proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S−4 filed by Synovus Financial Corp. (“Synovus”) with the U.S. Securities and Exchange Commission on the date hereof (the “Registration Statement”) and relating to the proposed merger involving the Company and Synovus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent.  By giving such consent, we do not thereby admit   that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP, L.L.C.

By: /s/ Tannon Krumpelman
Tannon Krumpelman
Senior Managing Director